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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] 67 Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.

(Print or Type Response)
--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

Miller, III                          Lloyd                    I
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

4550 Gordon Drive
--------------------------------------------------------------------------------
                                    (Street)

Naples                               FL                34102
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

Aldila, Inc. - ALDA

--------------------------------------------------------------------------------
3.   IRS or Social Security Number of Reporting Person, if an Entity (Voluntary)

###-##-####

--------------------------------------------------------------------------------
4.   Statement for Month/Year

May, 2001

--------------------------------------------------------------------------------
5.   If Amendment, Date of Original (Month/Year)


--------------------------------------------------------------------------------
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
--------------------------------------------------------------------------------


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of
                             or Beneficially Owned
================================================================================

                                                                                                    6.
                                                   4.                              5.             Owner-
                                                   Securities Acquired (A) or      Amount of      ship
                                      3.           Disposed of (D)                 Securities     Form:     7.
                                      Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                        2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                      Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security       Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)              (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Common Stock            5/9/01           P             27,390       A     $1.4991   915,365(1)      I       By  Milfam II, L.P.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            5/25/01          P             11,000       A     $1.49     732,403(1)      I       By  Lloyd I.Miller, III,
                                                                                                                Trust A-4
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            5/29/01          P             29,000       A     $1.47     439,185(1)      I       By Lloyd I. Miller, III,
                                                                                                               Trust C
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            5/9/01           P             27,390       A     $1.4991                   D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            5/24/01          P              6,700       A     $1.49      87,290         D
====================================================================================================================================

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                            10.
                                                                                                  9.        Owner-
                                                                                                  Number    ship
                                                                                                  of        Form
                                                                                                  Deriv-    of
                                       5.                              7.                         ative     Deriv-   11.
                                       Number of                       Title and Amount           Secur-    ative    Nature
                                       Derivative    6.                of Underlying     8.       ities     Secur-   of
            2.                 4.       Securities    Date              Securities        Price    Bene-     ity:     In-
            Conver-   3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
            sion or   Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.          Exercise  action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of    Price of  Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative  Deri-     (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security    vative    Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)  Security  Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
----------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1) The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

        Lloyd I. Miller, III                                    6/6/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

1.   Name and Address of Reporting Person:

Miller, III                          Lloyd                    I
--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

Aldila, Inc. - ALDA

--------------------------------------------------------------------------------
3.   Statement for Month/Year

May, 2001



================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                               6.
                                                4.                              5.             Owner-
                                                Securities Acquired (A) or      Amount of      ship
                                   3.           Disposed of (D)                 Securities     Form:     7.
                                   Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                     2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                   Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security    Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)           (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                     3,600(1)       I        By Lloyd I. Miller, III,
                                                                                                            Trustee GST f/b/o
                                                                                                            Lloyd I. Miller III
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                     5,000(1)       I        By Lloyd I. Miller, III,
                                                                                                            custodian under Florida
                                                                                                            UGMA for Tyler Dulmage
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                     5,000(1)       I        By Lloyd I. Miller, III,
                                                                                                            custodian under Florida
                                                                                                            UGMA for Wylie Dulmage
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                     3,000(1)       I        By Lloyd I. Miller, III,
                                                                                                            co-Trustee with
                                                                                                            Kimberly I. Miller f/b/o
                                                                                                            Lloyd I. Miller IV and
                                                                                                            Alexandra B. Miller
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                     3,500(1)       I        By Lloyd I. Miller, III,
                                                                                                            Trustee GST f/b/o
                                                                                                            Catherine C. Miller
====================================================================================================================================

1.   Name and Address of Reporting Person:

Miller, III                          Lloyd                    I
--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

Aldila, Inc. - ALDA

--------------------------------------------------------------------------------
3.   Statement for Month/Year

May, 2001


(continued)
================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                6.
                                                 4.                              5.             Owner-
                                                 Securities Acquired (A) or      Amount of      ship
                                    3.           Disposed of (D)                 Securities     Form:     7.
                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                                                                      3,200(1)       I         By Lloyd I. Miller, III,
                                                                                                              custodian under
                                                                                                              Florida UGMA for
                                                                                                              Alexandra B.
                                                                                                              Miller
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                       5,000(1)       I        By Wife
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                       3,200(1)       I        By Lloyd I. Miller, III,
                                                                                                              custodian under
                                                                                                              Florida UGMA
                                                                                                              for Lloyd I.
                                                                                                              Miller, IV
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                       3,500(1)       I        By Lloyd I. Miller, III,
                                                                                                              Trustee GST f/b/o
                                                                                                              Kimberly I. Miller
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                       2,000(1)       I           Lloyd I. Miller, III,
                                                                                                              LLC

====================================================================================================================================